                                                                      Exhibit 23

                         Consent of Independent Auditors

The Board of Directors
MASSBANK Corp.:

We consent to incorporation by reference in the Registration Statements (No. 33-11949 and No. 33-82110) on Form S-8 of MASSBANK Corp. of our report dated January 12, 1998, relating to the consolidated balance sheets of MASSBANK Corp. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of MASSBANK Corp.

/s/ KPMG Peat Marwick LLP

Boston Massachusetts
March 26, 1998